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                                                                   EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Cisco Systems, Inc. of our report dated July 25, 1995, except as to Note 12, which is as of January 23, 1996, relating to the financial statements of TGV Software, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended June 30, 1995 listed under Item 21 of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP

San Jose, California
February 27, 1996